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                                                                     Exhibit 11a

                         CONSENT OF INDEPENDENT AUDITORS

The Gabelli Global Telecommunications Fund,
The Gabelli Global Opportunity Fund (formerly The Gabelli Global Growth Fund), The Gabelli Global Interactive Couch Potato(R) Fund,
The Gabelli Global Convertible Securities Fund each a Series of Gabelli Global Series Funds, Inc.

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 8 to Registration Statement No. 33-66262 on Form N-1A of our Report of Independent Auditors dated February 26, 1998, accompanying the financial statements.

We also consent to the use of our name under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus, and "Counsel and Independent Auditors" in the Statement of Additional Information, which is also part of such Registration Statement.




Grant Thornton LLP

New York, New York
April 14, 1998